EXHIBIT 10b. SYSTEM PURCHASE OPTION AND RATE GUARANTEE



         This System Purchase Option and Rate Guarantee (the "Agreement") is made this 25th day of August, 1994, at Las Cruces, New Mexico, by the City of Las Cruces, New Mexico (the "City"), and Southwestern Public Service Company, a New Mexico corporation ("Southwestern").

                                Recitals

         WHEREAS, El Paso Electric Company ("EPE") owns and operates an electric utility system serving the City, including distribution, subtransmission, and transmission facilities, to provide electricity to the citizens of the City (the "Facility"), and the City is a retail customer of EPE;

         WHEREAS, on May 23, 1994, Central and South West Corporation ("CSW") issued a public statement projecting a base rate for customers receiving electric energy from the Facility that contained no increase in its existing rates before 1998; then, beginning in 1998, CSW may seek a one-time base rate increase no higher than 6 percent, with no further increase until 2002 (collectively, the "Projected Rate");

         WHEREAS, the City intends to purchase the Facility from EPE through condemnation procedures pursuant to the laws of the State of New Mexico and to purchase power from Southwestern pursuant to the Power Sales Agreement between the City and Southwestern dated August 22, 1994;

         WHEREAS, the City desires the exclusive right and option to sell, without becoming obligated to sell, the Facility to Southwestern at an agreed price and under specified terms and conditions;

         THEREFORE, in consideration of the sum of $10 and other good and valuable consideration, it is agreed as follows:

                            Grant of Option

                  1. Southwestern grants to the City the option to sell to Southwestern the Facility it obtains through condemnation proceedings pursuant to the terms of this Agreement (the "Option").



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                            Option Period

                  2. The Option to sell the Facility shall commence when the City becomes the owner of the Facility and continue for three years thereafter; provided, however, in no event shall the Option be exercisable after January 1, 2002.

                            Exercise of Option

                  3. The City may exercise the Option by delivering written notice to Southwestern as set forth in Paragraph 7 below.

                            Asset Purchase Agreement

                  4. As soon as practicable after the City exercises the Option, the City and Southwestern shall in good faith negotiate, execute, deliver, and consummate a definitive asset purchase agreement (the "Purchase Agreement") pursuant to which Southwestern will purchase the Facility for a total consideration equal to the amount required to retire all outstanding debt incurred by the City in acquiring the Facility from EPE and the reasonable costs incurred by the City in connection with the acquisition of the Facility from EPE. In addition, Southwestern shall charge a total rate which shall be less than the Projected Rate and the cost of fuel EPE would bill to customers receiving electric energy from the Facility. The City shall grant to Southwestern a 25-year franchise, containing reasonable performance guarantees by Southwestern, to operate the Facility under prudent utility practices at the usual and customary franchise fees for similarly situated electric utilities. The Purchase Agreement shall also contain representations, warranties, covenants, conditions, and other terms customary or advisable for a transaction involving the sale of the Facility and be subject to Section 3-54-1 et seq. NMSA 1978 (1994 Supp.).

                            Automatic Termination

                  5. If the City fails to exercise the Option in accordance with the terms of this Agreement within the Option period, the Option and the City's rights under this Agreement shall automatically and immediately terminate without notice.

                           Termination by Southwestern

                  6. Southwestern may terminate the Option and this Agreement at any time before the City no longer has the right to terminate the condemnation proceedings by giving the City written notice (a) if, in Southwestern's sole discretion, it deems the proposed condemnation award to be excessive, or (b) if the City obtains immediate possession under Section 42A-1-22 NMSA 1978 (1994 Repl.). If the City abandons or dismisses its condemnation proceedings as a consequence of Southwestern's termination of the Option and this Agreement, Southwestern will reimburse the City for one-half of its reasonable litigation expenses and for any of EPE's damages and litigation expenses which the City may be obligated to pay by final order of a court having jurisdiction over the proceeding pursuant to New Mexico's Eminent Domain Code, such expenses and damages being ascertained as of the date of Southwestern's notice.

                             Notices

                  7. Unless otherwise provided, any notice, tender, or delivery to be given by either party to the other may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received as of five days from mailing. Mailed notices shall be addressed as set forth below, but each party may change its address by written notice in accordance with this Paragraph.

                                  To the City:

                                  City of Las Cruces, New Mexico
                                  200 N. Church Street (88004)
                                  P.O. Drawer CLC
                                  Las Cruces, New Mexico 88004

                                  Attn:    Bruno Zaldo, City Manager


                                  To Southwestern:

                                  Southwestern Public Service Company
                                  Tyler at Sixth (79101)
                                  P.O. Box 1261
                                  Amarillo, Texas 79170

                                  Attn:  Gary L. Gibson,
                                         Vice President, Marketing

                             Entire Agreement

                  8. This Agreement contains the entire agreement between the parties relating to the Option. Any oral representations or modifications concerning the Agreement shall be of no force and effect.

                             Time of the Essence

                  9. Time is of the essence of this Agreement.

                             Amendments

                  10. No change, amendment, or modification of this Agreement shall be valid or binding unless the change, amendment, or modification is in writing and is duly signed by each of the parties hereto.

                             Governing Laws

                  11. This Agreement shall be construed under and in accordance with the laws of New Mexico.

                              Counterparts

                  12. The parties may sign any number of counterparts of this Agreement, and each fully signed counterpart shall be deemed an original instrument, but all counterparts together shall constitute only one instrument.

                              Binding Effect

                  13. This Agreement shall bind and inure to the benefit of the successors and assigns of the parties except as expressly provided above.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       SOUTHWESTERN PUBLIC SERVICE COMPANY


                                       By:   Coyt Webb
                                             President
ATTEST:


Mary Pullum
Assistant Secretary

(SEAL)


                                      CITY OF LAS CRUCES, NEW MEXICO


                                      By:  Rueben Smith
                                           Mayor
ATTEST:


Karen Stevens
Title: City Clerk

(SEAL)